                                                                  EXHIBIT 99(a)


[POPULAR, INC. LOGO]


For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

January 9, 2002                                                    NEWS RELEASE

         POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND YEAR-ENDED
                               DECEMBER 31, 2001

         Popular, Inc. (the Corporation) (NASDAQ: BPOP, BPOPP) reported net income of $304.5 million for the year ended December 31, 2001, an increase of $28.4 million or 10% over $276.1 million in 2000. Earnings per common share
(EPS) for the year were $2.17 compared with $1.97 in 2000. The net income for 2001 represented a return on assets (ROA) of 1.09% and a return on common equity (ROE) of 14.84%. In 2000, the Corporation reported ROA and ROE of 1.04% and 15.00%, respectively.

         Net income for the last quarter of 2001 was $75.6 million, or $0.54 per common share, compared with $75.5 million or $0.54 per common share for the same quarter of 2000. The results for the fourth quarter of 2001 resulted in a ROA of 1.03% and a ROE of 14.08%, compared with 1.09% and 15.72%, respectively, for the same period in 2000.

         The Corporation's results of operations for the quarter ended December 31, 2001, compared with the same quarter of 2000, reflected an improvement of $36.6 million in net interest income and $6.1 million in non-interest income, excluding securities, trading and derivative transactions. Derivative losses amounted to $13.1 million, resulting from an adjustment to present the Corporation's interest rate swaps at market value as required by a new accounting pronouncement in 2001. Gain on sale of securities increased $3.2 million. Operating expenses and the provision for loan losses increased $27.9 million and $12.3 million, respectively, when compared with the same quarter in 2000, while income taxes decreased $9.9 million. The rise in the provision for loan losses was related to higher non-performing assets and to the deteriorating economic conditions in the latter part of 2001.

2-POPULAR, INC. 2001 FOURTH QUARTER AND YEAR-END RESULTS


         The Corporation's financial performance for the year ended December 31, 2001, when compared with the same period in 2000, reflected a growth of $94.2 million in net interest income, along with an improvement of $36.6 million in non-interest income, excluding securities, trading and derivative transactions, offset by increases of $43.7 million in operating expenses, $18.6 million in the provision for loan losses and $4.5 million in income taxes. During 2001 there were unfavorable variances in derivative losses of $20.2 million and in gains on sale of securities of $11.2 million.

         Excluding the effect of the derivative losses, the proforma net results for the quarter and twelve-month period ended December 31, 2001, would have been approximately $84 million and $317 million. These proforma results would have represented increases of 11% and 15%, respectively, compared with the same periods of 2000.

         The rise of 10% in net interest income for the year, compared with the same period of 2000, was mostly attributed to lower cost of funds, partially offset by a lower yield in earning assets. The reduction in cost of funds resulted from the lower interest scenario. The net interest margin of the Corporation increased to 4.07% for the year ended December 31, 2001, from 3.95% in the same period of 2000. The yield on earning assets for 2001 was 7.93%, compared with 8.64% in 2000. Most of the decrease in yield was experienced in the loan portfolio, where the lower rate scenario resulted in a decline of 89 basis points, mostly in commercial loans. The cost of interest-bearing liabilities dropped by 96 basis points when compared with the prior year. The rise in net interest income also reflects the growth of $1.5 billion in the average volume of earnings assets, driven primarily by a $1.2 billion increase in the loan portfolio, particularly mortgage and commercial loans. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest yield for the last quarter of 2001 was 4.11%, compared with 4.16% for the quarter ended September 30, 2001 and 3.79% for the last quarter of 2000.

         The provision for loan losses rose to $213.2 million for the year ended December 31, 2001, from $194.6 million a year earlier, an increase of $18.6 million or 10%. The increase resulted from the growth in the loan portfolio and non-performing assets. Net charge-offs for the year ended December 31, 2001, were $169 million or 0.99% of average loans, compared

3-POPULAR, INC. 2001 FOURTH QUARTER AND YEAR-END RESULTS


with $180 million or 1.14% of average loans for 2000. Consumer loans net charge-offs declined $26 million, compared with the period ended December 31, 2000. The U.S. credit card operations portfolio had $9.2 million in net charge-offs when it was sold in August 2000. The decline is also due to the Corporation's tightening of its credit criteria for unsecured consumer loans.

         Non-interest income, excluding securities, trading and derivative transactions, amounted to $487.5 million for 2001, compared with $450.9 million a year earlier, an increase of $36.6 million or 8%. Service charges on deposit accounts and other service fees rose $42 million, while other operating income decreased $5.3 million. The growth in fee income was partly attributed to higher activity on commercial deposit accounts, as well as certain account and transactional charges in deposit accounts implemented during 2000 and 2001. The increase also relates to higher insurance commissions, processing, check cashing and investment banking fees, as well as revenues derived from ATM and point-of-sale terminals and transactions. The rises were partially offset by last year's pre-tax gain on the sale of the Corporation's U.S. credit card operations of $8.8 million, and lower credit card fees related to these operations, which approximated $13 million in 2000.

         Gains on sale of investment securities available-for-sale declined $11.2 million in 2001, compared with the year ended December 31, 2000. In the first quarter of 2000 the Corporation exercised its conversion right and exchanged its investment in preferred stock of a financial corporation in Puerto Rico for common stock of the same entity, resulting in a $13.4 million gain. Losses on derivatives amounted to $20.2 million for the year just ended. These losses mostly result from adjustments to the market value of the interest rate swaps entered into by the Corporation, which were negatively impacted by the declines in interest rates during the second part of 2001. In the second quarter of 2001 the Corporation had recognized a derivative gain of $1.7 million as a result of the change in the fair value of the derivative instruments, compared with losses of $8.1 million and $13.1 million in the third and fourth quarters of 2001, respectively.

         Operating expenses for 2001 reached $920.1 million, compared with $876.4 million in 2000, an increase of $43.7 million or 5%. Personnel costs, the largest category of operating expenses, rose $31.0 million or 8%, compared with 2000, mostly as a result of annual merit increases, incentives and pension costs. The increase in other operating expense categories was related to the growth of the Corporation's business activities, promotional and direct mailing campaigns, legal and other professional services expenses and operating taxes, among others. Partially offsetting the rise in

4-POPULAR, INC. 2001 FOURTH QUARTER AND YEAR-END RESULTS


operating expenses were decreases in profit sharing expenses and the amortization of intangibles due to the full amortization in late 2000 of certain intangibles recorded on the merger with BanPonce Corporation in 1990.

         The Corporation's total assets at December 31, 2001, reached $30.8 billion, representing an increase of $2.7 billion or 10%, compared with $28.1 billion a year earlier. Total assets at September 30, 2001, were $28.5 billion. Earning assets reached $29.2 billion at December 31, 2001, compared with $26.3 billion at December 31, 2000, and $26.9 billion at September 30, 2001. Total loans amounted to $18.2 billion at December 31, 2001, compared with $16.1 billion a year earlier.

         The allowance for loan losses as of December 31, 2001, amounted to $337 million or 1.85% of loans, compared with $291 million or 1.81% a year earlier. As of September 30, 2001, the allowance for loan losses totaled $327 million or 1.85% of loans. At December 31, 2001, the allowance for loan losses as a percentage of non-performing loans was 78.80%, compared with 89.92% at December 31, 2000, and 80.27% at September 30, 2001. The lower allowance to non-performing loans ratio reflects the changing composition of the loan portfolio, as most of its growth was realized in mortgage loans, which historically has represented a very low-risk portfolio with minimal losses. Mortgage loans comprised 88% of the total loan growth since December 31, 2000, and 36% of the total loan portfolio as of December 31, 2001. Excluding non-performing mortgage loans, the allowance for loan losses to non-performing loans was 134.54% as of December 31, 2001, compared with 130.12% and 126.73% as of December 31, 2000, and September 30, 2001, respectively. Non-performing assets were $459 million or 2.52% of loans at December 31, 2001, compared with $347 million or 2.16% at the same date last year and $436 million or 2.47% at September 30, 2001. Non-performing mortgage loans amounted to $177 million or 39% of non-performing assets as of December 31, 2001, and $100 million or 29% as of December 31, 2000, an increase of $77 million or 77%. Commercial non-performing loans increased by $26 million from December 31, 2000. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Financing leases, conventional mortgage and close-end consumer loans are placed on non-accrual status if payments are delinquent 90 days.

5-POPULAR, INC. 2001 FOURTH QUARTER AND YEAR-END RESULTS


         Total deposits were $16.4 billion at December 31, 2001, compared with $14.8 billion at December 31, 2000, an increase of $1.6 billion or 11%. Interest-bearing deposits increased $1.4 billion or 12%, mostly in savings deposits and certificates of deposit. Brokered CDs increased $293 million or 64%, reaching $752 million in 2001. Total deposits were $16.0 billion at September 30, 2001.

         Borrowed funds, including subordinated notes and capital securities, amounted to $11.7 billion at December 31, 2001, compared with $10.8 billion at the same date a year earlier. At September 30, 2001, borrowed funds totaled $9.7 billion. Borrowed funds were used primarily to finance loan growth and investment portfolio opportunities.

         At December 31, 2001, stockholders' equity was $2.3 billion, compared with $2.0 billion at December 31, 2000, and $2.3 billion at September 30, 2001. Unrealized gains on securities available-for-sale, net of deferred taxes, amounted to $80 million at December 31, 2001, compared with net unrealized gains of $4 million a year ago, and $157 million at September 30, 2001.

         The market value of the Corporation's common stock at December 31, 2001, was $29.08 per share, compared with $26.31 at December 31, 2000. The Corporation's market capitalization at December 31, 2001, was $4.0 billion, compared with $3.6 billion at December 31, 2000. At December 31, 2001, the Corporation's common stock had a book value per share of $15.93.

         On December 21, 2001, the Corporation announced its election to redeem all of the outstanding shares of its 8.35% Non-Cumulative Monthly Income Preferred Stock on January 21, 2002. As of December 31, 2001 there were approximately 4,000,000 shares of preferred stock outstanding, representing $100 million of the Corporation's stockholders' equity as of the end of the year.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National System under the symbols BPOP and BPOPP, respectively.

                                     * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                        Quarter ended
                                                                         December 31                  Fourth
                                                               --------------------------------       Quarter      ------------
                                                                                                    2001 - 2000        Third
                                                                                                      Percent         Quarter
                                                                   2001                2000           Variance         2001
                                                               ------------        ------------     -----------    ------------
SUMMARY OF OPERATIONS

Interest income .........................................      $    505,022        $    558,407        (9.56)%     $    516,982
Interest expense ........................................           222,692             312,659       (28.77)           243,562
                                                               ------------        ------------       ------       ------------

Net interest income .....................................           282,330             245,748        14.89            273,420
Provision for loan losses ...............................            58,495              46,242        26.50             55,259
                                                               ------------        ------------       ------       ------------

Net interest income after provision
  for loan losses .......................................           223,835             199,506        12.19            218,161

Other operating income ..................................           127,242             121,175         5.01            123,473
Loss on derivatives .....................................           (13,109)                                             (8,140)
Gain (loss) on sale of securities .......................               640              (2,539)                          1,249
Trading account (loss) profit ...........................            (1,930)                375                             777
                                                               ------------        ------------       ------       ------------

Total other income ......................................           112,843             119,011        (5.18)           117,359

Salaries and benefits ...................................           102,747              88,346        16.30            103,622
Profit sharing ..........................................             3,150               4,016       (21.56)             3,986
Amortization of intangibles .............................             6,844               8,600       (20.42)             6,858
Other operating expenses ................................           125,543             109,378        14.78            115,893
                                                               ------------        ------------       ------       ------------

Total operating expenses ................................           238,284             210,340        13.29            230,359
                                                               ------------        ------------       ------       ------------

Income before income tax, minority interest and
  cumulative effect of accounting changes ...............            98,394             108,177        (9.04)           105,161
Income tax ..............................................            22,840              32,695       (30.14)            27,952
Net (gain) loss of minority interest ....................                (1)                 17                               7
                                                               ------------        ------------       ------       ------------

Income before cumulative effect of accounting changes ...            75,553              75,499         0.07             77,216
Cumulative effect of accounting changes, net of tax
                                                               ------------        ------------       ------       ------------

Net income ..............................................      $     75,553        $     75,499         0.07       $     77,216
                                                               ============        ============       ======       ============

Net income applicable to common stock ...................      $     73,464        $     73,410         0.07       $     75,129
                                                               ============        ============       ======       ============

Earnings per common share (basic and diluted) ...........      $       0.54        $       0.54                    $       0.55
                                                               ============        ============                    ============
Dividends declared per common share .....................      $       0.20        $       0.16                    $       0.20
                                                               ============        ============                     ============

Average common shares outstanding .......................       136,371,606         136,013,633                     136,277,273
Common shares outstanding at end of period ..............       136,362,363         135,998,617                     136,268,031

SELECTED AVERAGE BALANCES
Total assets ............................................      $ 29,058,641        $ 27,598,700         5.29       $ 27,879,429
Loans ...................................................        17,772,457          16,222,867         9.55         17,397,831
Earning assets ..........................................        27,517,170          25,952,546         6.03         26,321,267
Deposits ................................................        16,353,103          14,706,237        11.20         15,803,439
Interest-bearing liabilities ............................        23,258,497          22,107,939         5.20         22,205,034
Stockholders' equity ....................................         2,169,191           1,957,918        10.79          2,125,937

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ............................................      $ 30,800,797        $ 28,057,051         9.78       $ 28,530,426
Loans ...................................................        18,168,551          16,057,085        13.15         17,632,274
Earning assets ..........................................        29,207,912          26,339,431        10.89         26,941,949
Deposits ................................................        16,370,042          14,804,907        10.57         16,000,236
Interest-bearing liabilities ............................        24,733,819          22,480,261        10.02         22,702,336
Stockholders' equity ....................................         2,271,617           1,993,644        13.94          2,299,457

PERFORMANCE RATIOS
Net interest yield * ....................................              4.11%               3.79%                           4.16%
Return on assets ........................................              1.03                1.09                            1.10
Return on common equity .................................             14.08               15.72                           14.71

CREDIT QUALITY DATA
Non-performing assets ...................................      $    458,707             346,747        32.29       $    436,189
Net loans charged-off ...................................            48,905              50,884        (3.89)            42,225
Allowance for loan losses ...............................           336,632             290,653        15.82            326,630
Non-performing assets to total assets ...................              1.49%               1.24%                           1.53%
Allowance for losses to loans ...........................              1.85                1.81                            1.85


* Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter and twelve-month period presentation.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                                For the twelve-months ended
                                                                                        December 31
                                                               --------------------------------------------------------
                                                                                                               Percent
                                                                   2001                     2000               Variance
                                                               ------------             ------------           --------
SUMMARY OF OPERATIONS

Interest income .....................................          $  2,095,862             $  2,150,157              (2.53)%
Interest expense ....................................             1,018,877                1,167,396             (12.72)
                                                               ------------             ------------            -------

Net interest income .................................             1,076,985                  982,761               9.59
Provision for loan losses ...........................               213,250                  194,640               9.56
                                                               ------------             ------------            -------

Net interest income after provision
  for loan losses ...................................               863,735                  788,121               9.59

Other operating income ..............................               487,498                  450,867               8.12
Loss on derivatives .................................               (20,228)
Gain on sale of securities ..........................                    27                   11,201             (99.76)
Trading account (loss) profit .......................                (1,781)                   1,991            (189.45)
                                                               ------------             ------------            -------

Total other income ..................................               465,516                  464,059               0.31

Salaries and benefits ...............................               408,891                  375,263               8.96
Profit sharing ......................................                16,251                   18,913             (14.07)
Amortization of intangibles .........................                27,438                   34,558             (20.60)
Other operating expenses ............................               467,557                  447,698               4.44
                                                               ------------             ------------            -------

Total operating expenses ............................               920,137                  876,432               4.99
                                                               ------------             ------------            -------

Income before income tax, minority interest and
  cumulative effect of accounting changes ...........               409,114                  375,748               8.88
Income tax ..........................................               105,280                  100,797               4.45
Net loss of minority interest .......................                    18                    1,152
                                                               ------------             ------------            -------

Income before cumulative effect of accounting changes               303,852                  276,103              10.05
  Cumulative effect of accounting changes, net
  of tax ............................................                   686
                                                               ------------             ------------            -------

Net income ..........................................          $    304,538             $    276,103              10.30
                                                               ============             ============            =======

Net income applicable to common stock ...............          $    296,188             $    267,753              10.62
                                                               ============             ============            =======

Earnings per common share (basic and diluted) .......          $       2.17             $       1.97
                                                               ============             ============
Dividends declared per common share .................          $       0.76             $       0.64
                                                               ============             ============

Average common shares outstanding ...................           136,238,288              135,907,476
Common shares outstanding at end of period ..........           136,362,363              135,998,617

SELECTED AVERAGE BALANCES
Total assets ........................................          $ 27,963,365             $ 26,569,755               5.25
Loans ...............................................            17,045,257               15,801,887               7.87
Earning assets ......................................            26,420,441               24,893,366               6.13
Deposits ............................................            15,577,586               14,508,482               7.37
Interest-bearing liabilities ........................            22,332,276               21,147,746               5.60
Stockholders' equity ................................             2,096,534                1,884,525              11.25

PERFORMANCE RATIOS
Net interest yield * ................................                  4.07%                    3.95%
Return on assets ....................................                  1.09                     1.04
Return on common equity .............................                 14.84                    15.00

CREDIT QUALITY DATA
Non-performing assets ...............................          $    458,707                  346,747              32.29
Net loans charged-off ...............................               168,946                  180,128              (6.21)
Allowance for loan losses ...........................               336,632                  290,653              15.82
Non-performing assets to total assets ...............                  1.49%                    1.24%
Allowance for losses to loans .......................                  1.85                     1.81

* Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter and twelve-month period presentation.


                                       7